Exhibit 10.58

Contract for Services

between

GAIA Akkumulatorenwerke GmbH

Montaniastrasse 17, 99734 Nordhausen,

represented by its collective shareholders,

who are represented by Dr. Hendrikus Harold van Andel

and

Dr. Klaus Brandt

Malerstrasse 14, 01326 Dresden

§ 1

Appointment as managing director, Term of the contract

1.	With their decision of April 7, 2005, the shareholders of GAIA Akkumulatorenwerke GmbH (hereinafter referred to as the “company”) appointed Dr. Brandt as an additional managing director of GAIA Akkumulatorenwerke GmbH. The decision grants Dr. Brandt the right to sole and exclusive representation of the company.

2.	This service contract takes effect on April 1, 2005 and is valid until December 31, 2007.

3.	The company and Dr. Brand undertake to enter negotiations no later than six months prior to the termination of the service contract in order to achieve a mutually binding decision regarding an extension of the contract. The discretion of the corporate bodies to decide on the extension of the appointment and employment contract remains unaffected.

§ 2

Duties and obligations

1.	Dr. Brandt will manage the business of the company in accordance with the laws, the corporate by-laws, the decisions taken at the shareholders’ meetings, the rules of internal procedure for the management board, the management board’s business distribution plan and this service contract.

2.	Dr. Brandt undertakes to dedicate his entire work efforts as well as his entire expertise and experience to the service of the company. His working hours will depend on the needs of the company. Assumption of a remunerated or unremunerated secondary employment, of honorary posts and of seats on executive boards, supervisory boards, advisory boards or similar assignments requires prior written approval of the shareholders’ meeting.

3.	Notwithstanding the overall responsibility of each managing director of the company for all of the concerns of the management board, according to the business distribution plan in its current version, Dr. Brandt is responsible for the business area assigned to him, in particular for the areas of development, technology, production and sales support.

4.	Upon termination of his service contract, Dr. Brandt is obligated to resign any offices and secondary employment that he assumed exclusively in the interest of and/or at the request of the company.

5.	Should Dr. Brandt receive any royalties or other remuneration from offices in subsidiaries and holding companies of the company and from those in other companies which he has assumed in the interest and/or at the request of the company, he will pay these to the company.

§ 3

Remuneration

1.	For his work, Dr. Brand will receive an annual salary in the amount of € 170,000.00 (in words: one hundred seventy thousand euros). The salary will be paid in 12 monthly payments. The payments are due at the end of each month.

2.	In accordance with the specifications of the incentive program for management executives of Lithium Technology Corporation, the corporate group to which the company belongs, Dr. Brandt will receive stock options. The number or value of the options to be issued to Dr. Brandt as well as the date of such issuance will be determined separately.

3.	The salary payment includes overtime as well as work on Sundays and holidays. Furthermore, Dr. Brandt has no claim to compensation for vacation not taken.

§ 4

Fringe benefits

1.	The company will provide Dr. Brandt with a car of the upper mid-size category for professional and private use. Dr. Brandt must pay taxes on the value of the private usage as non-monetary compensation in addition to those on his remuneration as stipulated in § 3. In the case of termination of this service contract or release from his duties, Dr. Brandt must return the company car without delay.

2.	Dr. Brandt will be reimbursed for travel expenses and other expenses incurred in the course of his work on behalf of the company upon submission of the receipts and any other documentation required by the applicable company guidelines.

3.	The company will provide accident and disability insurance for Dr. Brandt through the agency of an insurance provider to be selected by the company for the duration of this contract in the amount which is usual for the company – possibly as part of group accident insurance. Dr. Brandt has the right to name his beneficiaries himself. The insurance policy must be concluded within three months after the contract takes effect.

4.	The company will include Dr. Brandt in the existing directors’ & officers’ insurance for consequential losses and liability insurance. The company is responsible for the payment of any taxes to which premium payments are subject.

5.	For the duration of his work in Nordhausen, insofar and so long as he is commuting from his current residence, hotel accommodations will be provided to Dr. Brandt.

§ 5

Vacation

1.	Dr. Brandt is entitled to annual vacation of 30 working days, which may also be taken in several shorter periods.

2.	The vacation periods must be compatible with the operational requirements of the company and coordinated with the other members of the management board.

§ 6

Remuneration in the case of illness, accident, and death

1.	In the case of temporary incapacity to work due to illness or other grounds which are not the fault of Dr. Brandt, remuneration will be paid as stipulated in § 3, Sec. 1 minus sickness benefit for the duration of six months, not to extend beyond the term of the service contract. Dr. Brandt must offset against his salary any benefits paid by third parties as compensation for loss of earnings due to fault or otherwise justified liability for the event triggering the incapacity to work. Such offsetting takes place only insofar as compensation for the loss of earnings is actually paid by a third party.

2.	Should Dr. Brandt become permanently unable to work during the term of the service contract, the service contract will expire at the end of the sixth month of ongoing incapacity to work. In cases of doubt, the permanent incapacity to work will be verified by a medical examiner.

3.	Should Dr. Brandt die during the term of the service contract, his widow and his legitimate children, insofar as the latter have not completed their 25th year of life, are entitled as joint and several creditors to full payment of remuneration as specified in § 3, Sec. 1 for the month of his death and the three months following, at the longest until the ordinary termination of the service contract independent of the death of Dr. Brandt.

§ 7

Patents and inventions, etc.

1.	The laws and regulations on employee inventions apply to any inventions designed by Dr. Brandt during the term of the service contract.

2.	The company has the exclusive right of utilization for proposals made by Dr. Brandt for technical and organizational improvement without additional remuneration.

§ 8

Obligation to maintain confidentiality and documentation

1.	Dr. Brandt is obligated to maintain absolute confidentiality towards third parties with regard to all matters and relationships of the company, its subsidiaries and other companies belonging to the corporate group to which the company belongs, especially with regard to trade and operational secrets. Legal obligations regarding disclosure remain unaffected. This obligation to maintain confidentiality also applies beyond any termination of this service contract.

2.	Upon his departure from the management board of the company, Dr. Brandt must of his own accord and without being requested to do so, return to the company all materials, certificates, books and records, notes, reports, drafts and any carbon copies or other reproductions of such documentation relating to matters of the company, its subsidiaries or other companies belonging to the corporate group and which are still in his possession. Upon request of the company, Dr. Brandt must declare in writing that he has completely fulfilled this obligation. Any right of retention with regard to the aforementioned objects is precluded.

§ 9

Final provisions

1.	Changes or supplements to this agreement must be made in writing. There are no oral ancillary agreements.

2.	Should a provision of this contract be or become invalid, the legal validity of the other provisions of this contract remain unaffected. The invalid provision must be replaced by a legally permissible provision which most closely reflects the economic intent and effect of the invalid one.

Nordhausen, April 7, 2005

On behalf of the collective shareholders of GAIA Akkumulatorenwerke GmbH:

Dr. Hendrikus Harold van Andel	Dr. Klaus Brandt